UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 11, 2011

Date of Report (Date of earliest event reported)

Pulse Electronics Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-05375	23-1292472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12220 World Trade Drive
San Diego, CA 92128
(Address of principal executive offices)

(858) 674-8100
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment of Employment Agreement of Ralph E. Faison

On November 11, 2011, Pulse Electronics Corporation, a Pennsylvania corporation (the “Company”), and Ralph E. Faison, the Chairman, President and Chief Executive Officer of the Company, entered into an amendment  (the “Amendment”) to the Employment Agreement (the “Employment Agreement”) dated January 4, 2011, as amended as of September 16, 2011, between the Company and Mr. Faison.

Pursuant to Section 4.2(d) of the Employment Agreement, Mr. Faison was entitled to reimbursement for certain moving and other relocation expenses incurred as the result of relocating his residence from the Chicago area to the San Diego area to assume his responsibilities under the Employment Agreement. In the event that Mr. Faison did not sell his existing home by December 31, 2011, to provide for the anticipated real estate commissions and closing costs associated with the subsequent sale of Mr. Faison’s existing home within the limitations imposed by Section 409A of the Internal Revenue Code, the Company was obligated to make a one time payment to him of $575,000 (or so much thereof as remained available within the overall $750,000 limit set forth in Section 4.2(d)) on or before March 15, 2012. In September 2011, Mr. Faison received reimbursement for $105,373.52 in moving expenses pursuant to Section 4.2(d) of the Agreement. At that time the Employment Agreement was amended to provide for payment of such amount to Mr. Faison in shares of common stock, par value $0.125 per share, of the Company (“Common Stock”). After giving effect to that prior payment, if Mr. Faison did not sell his prior home by December 31, 2011, he would be entitled to receive an additional payment of $575,000 pursuant to Section 4.2(d) of the Employment Agreement. However, due to the decline in real estate market conditions in the Chicago metropolitan area, on November 11, 2011, the Company and Mr. Faison agreed, pursuant to the Amendment, to reduce the maximum amount of the remaining relocation payment from $575,000 to $330,000, and further agreed that, in lieu of cash, the Company will issue and transfer to Mr. Faison shares of Common Stock in full and final satisfaction of the Company’s obligation under Section 4.2(d) of the Employment Agreement.  The Company will make such payment to Mr. Faison on December 16, 2011.  The amount of shares will be determined by dividing the payment amount by the closing price per share of the Common Stock on the New York Stock Exchange (“NYSE”) on December 15, 2011.

In addition, pursuant to Section 4.2(a) the Employment Agreement, Mr. Faison was entitled to receive a guaranteed bonus for the 2011 performance period in an amount equal to at least $325,000.  On November 11, 2011, the Company and Mr. Faison agreed, pursuant to the Amendment, that the 2011 Bonus Payment will be due on March 9, 2012, and further agreed that in lieu of cash, the Company will issue and transfer to Mr. Faison shares of Common Stock. The amount of shares will be determined by dividing the payment amount by the closing price per share of the Common Stock on the NYSE on March 8, 2012.

The shares of Common Stock to be issued to Mr. Faison are being issued pursuant to Section 303A.08 of the NYSE Rules, which permits an NYSE-listed company to issue shares to an executive officer at fair market value where the shares are paid for in lieu of compensation that is otherwise due to the executive.  Pursuant to NYSE Rule 312.03(b)(3) this exemption is limited to 1% of the listed company’s issued and outstanding shares. Accordingly, to the extent the payments to Mr. Faison in shares of  Common Stock pursuant to the Amendment would exceed, in the aggregate, 1% of the issued and outstanding shares of Common Stock, such payments shall, to such extent, be made in cash. The Company had 41,658,415 shares of Common Stock outstanding as of November 9, 2011.

On November 11, 2011, Mr. Faison entered into a written Trading Plan (the “Plan”) pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, with an independent securities brokerage firm for the purpose of selling up to 50% of the shares of Common Stock issuable pursuant to the Amendment to finance the payment of applicable withholding taxes on the issuance of such shares between December 19, 2011 and July 2, 2012.  Pursuant to the Plan, sales of shares of Common Stock may not exceed 10% of the trading volume on any given day and no sales will be made at less than 110% of the price used to compute the number of shares issuable to Mr. Faison on December 16, 2011,  or March 9, 2012, as applicable. Mr. Faison is required to timely make payment of the applicable withholding taxes irrespective of the timing of the proceeds of sales, if any, under the Plan. The remainder of any shares of Common Stock issued to Mr. Faison pursuant to the Amendment will be held by him in accordance with the Company’s proposed Stock Ownership Guidelines, which, upon adoption in the near future, are expected to set forth a target ownership level of shares of Common Stock equal to 600% of his current annual base salary.

The foregoing is a summary of certain of the terms of the Amendment, is not complete, and is qualified by reference to the text of the Amendment which is filed as Exhibit 10.31 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.31 - Amendment dated November 11, 2011 to Employment Agreement between Pulse Electronics Corporation and Ralph E. Faison.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pulse Electronics Corporation

Date: November 17, 2011	By:	/s/ Drew A. Moyer
Drew A. Moyer
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.31	Amendment dated November 11, 2011 to Employment Agreement between Pulse Electronics Corporation and Ralph E. Faison.